Exhibit 99.1

November 1, 2021

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your November 1, 2021 dividend of $0.14 per common share. Our stock closed at $23.23 on September 30, 2021.

As of this writing, we have not yet released our third quarter 2021 financial results. Those results will be released on October 27, 2021 and earnings will be posted to our corporate website at www.CIVB.com.

Results for the third quarter 2021 are expected to be strong. Our year-to-date performance has seen solid loan growth, strong residential mortgage demand and robust fee collection from loans made through the Small Business Administration’s Paycheck Protection program. Net income has also benefitted from improving credit quality and as a result less dollars have been set aside as a reserve against future loan losses. Our asset quality remains strong and loan delinquencies are at historically low levels.

Civista continues to invest in technology that enhances customer satisfaction and the overall customer experience. In the second quarter, we launched our new Civista Digital Banking platform and on October 20, 2021, we are pleased to announce the addition of online account opening through our mobile application. The initial rollout will focus on deepening relationships with existing personal banking customers who show a preference for digital channels. As we move in to 2022, we will expand our online account opening marketing to non-customers. The new online account opening should significantly shorten the time it takes to open an account and is viewed as a critical step forward as more customers use our digital services.

I also want to take this opportunity to let you know that we are changing the date of our dividend declaration to better align with the announcement of our earnings release. As a result, our shareholders of record date and dividend payment date will change. Shareholders can expect to receive their dividend payment approximately two weeks later each quarter. This change will take place beginning with our February 2022 dividend payment date.

At Civista, we continue to value relationships and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.